January 16, 2009

First Busey Corporation Announces First 2009 Dividend

URBANA, IL – The Board of Directors of First Busey Corporation (“Busey”) (NASDAQ: BUSE) announced the approval of the first quarter dividend payment of 2009. A dividend of $0.20 per share will be paid on January 30, 2009, to shareholders of record as of January 27, 2009.

“We are pleased to have completed our 14th consecutive year of dividend growth,” said Van A. Dukeman, President and Chief Executive Officer. During 2008, Busey declared dividends of $0.80 per share, up 3.9% from $0.77 per share declared in 2007. “Despite a challenging economic environment, we continue to provide value to our shareholders through our dividend.”

Corporate Profile

First Busey Corporation is a $4.4 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois, and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. Busey Bank has total assets of $4.0 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. has total assets of $451.0 million.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. Busey Wealth Management has approximately $3.8 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website. For more information, visit www.busey.com.

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Contact:

Barbara Harrington, CFO

217.365.4516 or barb.harrington@busey.com